UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Amgen Inc.

(Name of Registrant as Specified In Its Charter)

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[The following letter was sent by Amgen Inc. to certain institutional holders of Amgen Inc. Common Stock beginning on May 3, 2012.]

Amgen One Amgen Center Drive Thousand Oaks, CA 91320-1799 805.447.1000

May 3, 2012

{Name}

{Address}

Dear {Stockholder Name}:

Amgen recently filed its proxy statement for the 2012 Annual Meeting of Stockholders to be held on May 23, 2012. I am writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all of the proposals in our proxy statement:

FOR	Election of fourteen directors to serve on our Board for a term of office expiring at the 2013 annual meeting of stockholders.
FOR	Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2012.
FOR	Advisory vote to approve our executive compensation.
FOR	Proposed amendment to our Restated Certificate of Incorporation, as amended, to authorize stockholder action by written consent.
AGAINST	Stockholder proposals.

In particular, I would like to request your support for the advisory vote to approve our executive compensation. As you consider your vote on whether to approve or not approve our executive compensation program, I would like to bring several items to your attention that I believe merit special consideration:

1.	Our 2011 Executive Compensation Was Aligned With Our Performance:

•	Our stock price increased from $54.90 to $64.21 per share during 2011, reflecting strong stock price appreciation of approximately 17% and a one-year total shareholder return, or TSR, of 18%.

•	Our solid performance in 2011 grew revenues by 4% over 2010 to $15.6 billion.

•

Our TSR for the 2009-2011 performance period was 6.5% which resulted in a 50% TSR multiplier effect, and thus our performance award program payout for the 2009-2011 performance period was reduced to only 45.5% of target.

•

In December 2011, I announced that I will be stepping down as Chief Executive Officer on May 23, 2012 and as Chairman of the Board at the end of 2012. Robert A. Bradway, our President and Chief Operating Officer, will succeed me as CEO.

2.	We Heard What Our Stockholders Had to Say:

During 2011 we engaged in extensive outreach efforts with our stockholders to discuss concerns those stockholders had with our compensation policies and practices. We reached out to stockholders comprising over 59% of our outstanding shares.

3.	We Made Significant Changes to Our Compensation Programs:

To set the tone, in March 2012, the Compensation and Management Development Committee targeted Mr. Bradway’s initial cash compensation below the median of other CEOs in our 2012 peer group, and made a median long-term incentive, or LTI, equity award that will only deliver actual compensation if he remains employed and relative total shareholder value goals are achieved. We also made the following additional significant changes effective for our 2012 executive compensation:

•	Reduced the grant value of regular annual LTI equity awards by lowering the benchmarking target by 25 percentage points to the 50th percentile of our peer group.

•

Replaced time-vested LTI equity awards with performance-based equity awards by increasing the weighting of performance units from 50% to 80% of our regular annual LTI equity award grant values resulting in 80% of units granted being in the form of performance units and the remaining 20% in time-vested restricted stock units, or RSUs. To make this shift, we eliminated time-vested stock options.

•

Linked actual pay delivery from LTI equity awards more closely to performance because performance units only vest if specified performance goals are achieved. Our outstanding performance units are earned exclusively based on our TSR relative to the TSRs of our peer group companies.

•

Rebalanced our peer group to include Allergan, Inc. and Celgene Corporation for 2012 decisions, in addition to Gilead Sciences, Inc. which was previously added to our peer group for 2011 decisions. These three companies are among those in our industry with which we both most closely compete for executive talent and closely match in terms of market capitalization and revenue.

•

Replaced adjusted EPS with adjusted net income as one of the two primary financial goals in our 2012 annual cash incentive award program to align compensation with a measure that more directly correlates with the underlying performance of our operations.

•

Increased the stock ownership guideline for the CEO from five times base salary to six times base salary to further align the interests of the CEO to our stockholders and mitigate potential compensation-related risk.

These changes for 2012 build on other actions taken over the past three years to enhance the linkage between pay and performance. Our LTI equity award practices adopted in 2011 include:

•	Lengthening our average vesting period so RSU and stock option awards do not begin to vest until the second anniversary of the grant date;

•	Eliminating “single-trigger” equity vesting acceleration upon a change of control for RSUs and stock options; and

•	Granting LTI equity awards based on a specific dollar valuation rather than a set number of shares to avoid the impact of fluctuations in stock price on grant values.

We believe our executive compensation program is designed to align management’s interests with those of our stockholders, and we are committed to creating long-term stockholder value. I encourage you to vote FOR the advisory vote on our executive compensation and to support the Board’s recommendation on all of the proposals in our proxy statement. We welcome the opportunity to discuss any of the proposals in our proxy statement with you. Please do not hesitate to contact Arvind Sood, Vice President, Investor Relations, by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions. I realize that there are many demands on your time and want to personally thank you for your attention to these important issues.

Sincerely,

/s/ Kevin W. Sharer

Kevin W. Sharer

Chairman of the Board and Chief Executive Officer

cc:	{Name}